Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858-1649

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309    Fax: 989-775-5501

Isabella Bank Corporation Announces Second Quarter 2018 Results
Loan Growth Climbs by $59 Million

Mt. Pleasant, Michigan, August 2, 2018 - Jae A. Evans, President and Chief Executive Officer of Isabella Bank Corporation (the “Corporation”) (OTCQX: ISBA), announced the Corporation’s earnings results for the second quarter of 2018. The Corporation reported net income of $3.3 million or earnings per common share of $0.42 for the second quarter of 2018. Achievements in the second quarter of 2018 and six month period ended June 30, 2018 include:

•	Loan growth of $58.8 million during the quarter

•	Nonperforming assets declined by 4.4% from the prior quarter

•	Year over year interest income for the first six months increased $2.5 million

“We are delighted to share our successful results of the second quarter for 2018,” stated Mr. Evans. “Our continued focus on building long term relationships by enhancing the customer experience and providing superior service is evident by the loan growth we see quarter after quarter. With our recent opening of a new full service location in Downtown Saginaw, the Bank is now better positioned to expand its services and support the nearby communities we serve.”
Net Income
Net income for the three and six month periods ended June 30, 2018 was $3.3 million and $6.8 million, respectively. Net income for the same periods of 2017 was $3.8 million and $7.0 million, respectively. Interest income for the first six months of 2018 increased when compared to the same period of 2017 as the result of strong loan growth, which totaled $103.3 million during the past 12 months. Net interest income increased $1.2 million for the first six months of 2018 in comparison to the same period in 2017. Primarily as a result of loan growth, provision for loan losses increased by $676,000 for the first six months of 2018 in comparison to the same period in 2017. Noninterest expenses for the first six months of 2018, in comparison to the same period in 2017, increased due to a $525,000 settlement during 2017 with an insurance claim administrator in favor of Isabella Bank, increased consulting fees in 2018 related to income tax strategies, and increased costs related to upgrades to technology and network security. Net income in 2018 has benefited from the lower federal statutory tax rate established by the 2017 Tax Cuts and Jobs Act.
The Corporation's fully taxable equivalent net yield on interest earning assets was 2.95% for the six month period ended June 30, 2018. The Federal Reserve Bank increased short-term interest rates during the first and second quarters of 2018 and project further increases in 2018. The Corporation anticipates marginal improvements in the net yield on interest earning assets as a result of a combination of projected Federal Reserve Bank short-term rate increases, asset mix shifting to an increasing percentage of loans compared to investment securities, and strategic growth in loans and other income earning assets.
Assets
As of June 30, 2018, total assets were $1.8 billion and assets under management were $2.6 billion. Assets under management include $257.9 million of loans sold and serviced, and $494.5 million of assets managed by the Corporation's Investment and Trust Services Department, in addition to assets on the consolidated balance sheet. Total assets under management have increased $88.2 million over the past 12 months.
Loans
Loans outstanding as of June 30, 2018 totaled $1.2 billion and increased 5.4% during the second quarter of 2018. The Corporation's loan portfolio grew by $103.3 million or 9.8% during the prior 12 months. This growth was largely driven by the commercial and agricultural loan portfolio which increased $85.3 million during this time period. Also contributing to this growth were increases in residential real estate and consumer loans of $17.9 million.
Deposits
While total deposits declined by $23.1 million during the second quarter of 2018, ending the quarter at $1.3 billion, total deposits grew $9.5 million during the first six months of 2018 and $64.6 million during the past 12 months. The growth over the past 12 months was largely related to the demand deposit base as well as certificates of deposit. Product pricing and the high level of customer service continue to attract new business.

Capital
The Corporation's banking subsidiary, Isabella Bank (the "Bank"), continues to be designated as a “well capitalized” institution as its capital ratios exceeded the minimum requirements for this designation. As of June 30, 2018, the Bank’s Tier 1 Leverage Ratio was 8.1%, Tier 1 Capital Ratio was 11.3% and Total Capital Ratio was 11.9%. From a consolidated perspective, the Corporation's Tier 1 Leverage Ratio was 8.7%, Tier 1 Capital Ratio was 12.1% and Total Capital Ratio was 12.8% as of June 30, 2018.
Dividends
During the second quarter of 2018, the Corporation paid a $0.26 per common share cash dividend which represented a 4.0% increase over the cash dividends paid in the second quarter of 2017. Based on the Corporation's closing stock price of $26.65 as of June 29, 2018, the annualized cash dividend yield was 3.9%.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of our customers and communities for 115 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust and estate planning services. The Bank has 30 banking locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw. The Corporation employs more than 400 individuals and has been recognized on the Detroit Free Press list of “Top Workplaces” for the past five years.
For further information regarding Isabella Bank Corporation, please visit isabellabank.com.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.

ISABELLA BANK CORPORATION
SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in thousands except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
INCOME STATEMENT DATA	2018	2017	2018	2017
Interest income	$15,713	$14,498	$30,834	$28,359
Interest expense	3,741	3,028	7,142	5,859
Net interest income	11,972	11,470	23,692	22,500
Provision for loan losses	328	9	712	36
Noninterest income	2,736	2,788	5,223	5,404
Noninterest expenses	10,784	9,507	20,880	19,458
Federal income tax expense	263	898	528	1,430
Net income	$3,333	$3,844	$6,795	$6,980

PER SHARE DATA
Basic earnings	$0.42	$0.49	$0.86	$0.89
Diluted earnings	$0.41	$0.48	$0.84	$0.87
Dividends	$0.26	$0.25	$0.52	$0.50
Close*	$26.65	$28.00	$26.65	$28.00
Common shares outstanding*	7,933,250	7,862,553	7,933,250	7,862,553

* At end of period

	June 30 2018	March 31 2018	December 31 2017	June 30 2017
BALANCE SHEET DATA
Gross loans	$1,151,756	$1,093,002	$1,091,519	$1,048,497
Investment securities	$524,108	$547,762	$548,730	$564,197
Total assets	$1,836,955	$1,799,592	$1,813,130	$1,777,298
Deposits	$1,274,762	$1,297,868	$1,265,258	$1,210,152
Borrowed funds	$362,496	$303,113	$344,878	$360,940
Shareholders' equity	$191,949	$191,090	$194,905	$195,070

ASSETS UNDER MANAGEMENT
Loans sold with servicing retained	$257,865	$262,541	$266,789	$269,595
Assets managed by Investment and Trust Services	$494,533	$470,578	$478,146	$454,294
Total assets under management	$2,589,353	$2,532,711	$2,558,065	$2,501,187

CAPITAL RATIOS
Tier 1 leverage	8.7%	8.7%	8.5%	8.5%
Tier 1 risk-based capital	12.1%	12.3%	12.2%	12.4%
Total risk-based capital	12.8%	13.0%	12.9%	13.1%